Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 10, 2022

PepGen, Inc.

245 Main Street

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed pursuant to Rule 462(d) promulgated under the Securities Act (the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the Registration Statement, relating to the registration of the offering by PepGen Inc., a Delaware corporation (the “Company”), of up to 10,350,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, including 1,350,000 Shares purchasable by the underwriters upon their exercise of an option to purchase additional shares granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP